company charter

of

ZBDT (Beijing) Technology Co., Ltd.

Chapter 1 General Provisions

Article 1

In accordance with the Law of the Peoples Republic of China on Foreign Capital Enterprises and other relevant regulations, Rise and Grow Limited, a Hong Kong company decides to establish ZBDT (Beijing) Technology Co., Ltd. with its sole investment, and these Company charter are hereby formulated.

Article 2

Name of the wholly-funded Company: ZBDT (Beijing) Technology Co., Ltd.

Registered Address: Room 210, No. 25 Office Building, No.15 East An Ning Zhuang Road, Qinghe, Haidian District, Beijing

Article 3

Shareholder of the Company:

Name in Chinese: 升陞有限公司

Name in English: Rise and Grow Limited

Registered Address: Room 42, F/4, New Henry House, 10 Ice House Street, Central, H.K

Legal Representative: Xiao Cai Fa, Position: Executive Director; Nationality: Hong Kong, China

Article 4

The Company is a limited liability company.

Article 5

This Company is a Chinese corporate entity and is governed and protected by Chinese laws. All of its activities shall be performed in accordance with Chinese laws and statutes and the relevant regulations.

Chapter 2 Purpose, Scope of Business

Article 6

The purpose of the Company: to develop computer and network software and the related products, promote the development of High-tech industries in Chinese IT field, and enable the investor to obtain satisfactory economic benefits, taking advantage of the shareholder' strength in technology and funds as well as its abundant experiences in IT industry.

Article 7

Business Scope of the Company: Research and development of computer and network software, development of e-commerce information technology; provision of technical service, technical consulting, trainings on computer technology, technology transfer; design and production of graphic; sales of self-developed products.

Article 8

Production scale of the Company: an annual production value of RMB 5 million.

Article 9

The Company sells its products in the domestic and overseas markets, in which the export business accounts for 90% and sales in domestic market accounts for 10%.

Chapter 4 Total Amount of Investment and Registered Capital of the Company

Article 10

The total amount investment of the Company is USD 150,000 and the Registered Capital is USD 150,000.

Form of investment: the Registered Capital is composed of USD 150,000 in cash exchange.

Article 11

The registered capital of the Company shall be contributed at one time and the Shareholder shall make in full its contributions amounting to USD 150,000 within six (6) months as of date of issuance of the Business License. The registered capital of the Company shall be fully paid up.

Article 12

After the investment is in place, a CPAs firm registered in China shall be engaged by the Company to conduct capital verification, and issue a capital verification report. Upon issuance of a capital verification report, the Company shall issue a Contribution Certificate to the Shareholder on the basis of this report. The main contents of the Contribution Certificate are: name and date of establishment of the Company, name of shareholder(s) and its (their) amount of contributions, date of making contributions and date of issuance of Verification Certificate, etc.

Article 13

The Company shall not reduce the registered capital in its Duration of Operations. However, if the registered capital is needed to reduce due to changes in amount of investment and scale of production and business, the reduction shall be reported to the original examination and approval authority for approval. Increase in and assignment of registered capital shall be examined and approved by the original examination and approval authority and the procedures for registration of change shall be handled with the original registration authority.

Chapter 4 Shareholder

Article 14 The shareholder is the highest organ of power of the Company.

The shareholder of the Company shall enjoy the following rights:

(1) to decide on the operational policies and investment plans of the Company;

(2) to elect and replace the executive director(s), supervisor(s) served by people other than representative(s) of employees, and decide on matters concerning remuneration of executive director(s) and supervisor(s).

(3) to examine and approve the reports of the executive director;

(4) to examine and approve the reports of the directors;

(5) to examine and approve the proposed annual financial budget and final accounts of the Company;

(6) to examine and approve the plans for profit distribution and recovery of loss plan of the Company;

(7) to make resolutions on the increase in or reductions of the Company's registered capital;

(8) to make resolutions on the issue of bonds by the Company;

(9) to make resolutions on affairs such as the merger, division, transformation, dissolution and liquidation of the Company;

(10) to amend the company charter of the Company.

(11) other rights and powers specified in these Company charter of the Company.

Chapter 5 Legal Representative of the Company

Article 15

The Company shall have no Board of Directors, but shall have one executive director, who shall be designated by the Shareholder and have a term of office of three (3) years, The executive director shall be the legal representative of the Company.

Article 16

The executive director shall mainly exercise the following functions and powers:

1. to decide on and approve the important reports of General Manger, Chief Engineer, Chief Accountant;
2. to approval annual financial reports, budget for revenues and expenditures, annual profit distribution plans;
3. to pass and adopt the important rules and regulations of the Company;
4. to be responsible for the liquation of the Company upon termination and expiration;
5. to decide on engagement of General Manger and other officers, and decide on the remuneration granted them by the Company.

Article 17

The Company shall have no supervisory board, but shall have one supervisor, which shall be designated by the shareholder. The supervisor shall have a term of office of three years. The supervisor may, if reelected upon expiration of his term of office, serve consecutive terms.

Article 18

The supervisor shall exercise the following functions and powers:

1. To examine the financial affairs of the company;
2. To supervise the acts conducted by directors and the officers performing their positions and functions in the Company, and give suggestions on removing executive director, officers violating the laws, administration regulations or the Company charter of the company during the performance of their functions;
3. To demand directors or the officers to make corrections if any of their acts is found to have damaged the interests of the Company;
4. To propose the convening of interim shareholders' meetings; and convene or preside over the shareholders' meeting when the executive director fails to perform the duty of convening or presiding over the shareholders' meeting as stipulated in these Company charter;
5. To raise proposals for discussion to the Shareholder;
6. To bring a suit against the executive director or any officer of the Company in accordance with Article 152 of the Company Law;
7. Other powers and functions stipulated in these Company charter.

Chapter 7 Operation Management Organization

Article 19

The Company shall set up its Operation Management Organization and one General Manger, which shall be appointed and removed by the executive director. General Manger shall have a term of office of three (3) years. Under the leadership of General Manger, the Company shall have the Administrative and Financial Department, Technical Department, Market Department and etc.

Article 20

The Company shall have one Chief Engineer, one Chief Accountant, one Auditor, all of which shall be appointed by General Manger.

Article 21

The General Manger shall be directly responsible to the executive director, and organize and lead the routine operation management of the Company.

Article 22

The Chief Accountant of the Company shall be responsible for leading the financial and accounting work of the Company, organize the overall economic accounting for the Company and implement economic responsibility system. The auditor shall responsible for the audit to financial affairs of the Company, review and audit the financial income and expenses and accounts, and render reports to General Manger.

Article 23

When an officer applies for resignation, he/ she shall send a written report to General Manger three months in advance. If any the above-mentioned personnel engages in malpractices for selfish ends and commits gross neglect of duty, he and she may be fired by General Manger.

Chapter 8 Financial and Accounting Affairs

Article 24

The financial and accounting affairs of the company shall be handled in accordance with the stipulations in Financial and Accounting Regulations for Foreign Funded Enterprises formulated for the Finance Department of the People's Republic of China.

Article 25

the Company shall use the Gregorian calendar as its financial year, which shall be from January 1 to December 31 of the same year.

Article 26

All vouchers, accounts and financial report of the Company shall be written in Chinese.

Article 27

The Company shall use RMB as its account-written base currency. RMB can be translated into any other currency at the exchange rate published by the State Administration of Foreign Exchange Control on the date when the conversion actually happens.

Article 28

The Company shall open its RMB accounts or foreign currency accounts at the Bank of China or other banks approved by the State Administration of Foreign Exchange Control.

Article 29

The Company shall prepare its financial statements on an accrual basis and using debit and credit accounting method well recognized in the world.

Article 30

The account books of the Company shall states the following contents:

1. Amount of all cash receipts and disbursements of the Company;

2. All selling and purchase of materials of the Company;
3. Registered capital and liabilities of the Company;
4. Time of contribution and increase in and assignment of the registered capital of the Company.

Article 31

At the first three months each fiscal year, the Company shall prepare its balance sheet profit and loss statement for the previous year, which shall be examined and signed by the auditors and then rendered to the General Manger for approval.

Article 32

The depreciation years of the fixed assets shall be decided on by the Shareholder in accordance with the Detailed Rules for Implementation of the Laws of the People's Republic of China on Income Tax of Foreign Invested Enterprises.

Article 33

All matters on foreign exchanges of the Company shall be dealt according to the Provisional Regulations of the People's Republic of China on Control of Foreign Exchanges and the relevant regulations. The foreign exchanges of the Company shall be balanced by the Company itself.

Chapter 9 Profit Distribution of the Company

Article 34

The Company shall allocate reserve funds, enterprise expansion funds and employee bonus and welfare funds from the after-tax profit according to the proportion decided by the Shareholder.

Article 35

The Company shall make a profit distribution once a year. The profit allocation scheme shall be announced within three (3) months prior to the end of each financial year.

Article 36

Company's losses of the previous financial year are not made up, the Company shall not make any profit distribution. The undistributed profit of the previous fiscal year shall be incorporated into the profit allocation scheme for the current year.

Chapter 10 Employees

Article 37

Recruitment, engagement, dismissal, resignation, salaries, welfares, labor insurances, labor protection, labor discipline and other matters shall be dealt with in accordance with the relevant regulations of the Chinese Government.

Article 38

Employees needed by the Company may be recruited publicly from those recommended by the labor authorities or approved by the labor authorities, and only the qualified ones shall be selected and engaged.

Article 39

The Company shall have the right to impose disciplinary sanctions including disciplinary warning, recording a demerit, salary decrease on any employee violating rules and regulations of the Company. The employee should be dismissed if case is serious. The employees subject to dismissal and disciplinary sanctions shall be reported for the local labor authority for filing.

Article 40

Salary of the employees shall be dealt in accordance with the relevant regulations of China,

decided on by the General Manger and regulations in the labor contract. The Company shall raise the salaries of the employees along with development and production, improvement of business qualification and technical level of employees.

Article 41

Matters on welfares, bonus and labor protection and insurance of employees shall be stipulated respectively in various rules and regulations of the Company.

Chapter 11 Labor Union Organization

Article 42

The employees of the Company shall set up Labor Union and conduct the activities of labor union in according with stipulations of the Labor Union Law of the People's Republic of China.

Article 43

Labor Union of the Company shall be the representative of the interests of employees and its tasks are: safeguard the democratic rights and material interests of the employees according to law; assist the Company to arrange and rational utilization of welfares and bonus funds; organize the employees to study political, business, scientific and technological knowledge; conduct cultural and entertainment, sports activities; train the employees to comply with labor disciplines and make every efforts to finish the various economic tasks of the Company.

Article 44

The Company shall sign labor contracts on behalf of the employees, and supervise the implementation of the contracts.

Article 45

The Labor Union shall have the right to take part in the meetings related to the development plans, production, operation activities and other issues of the Company to reflect the opinions and requirements of the employees.

Article 46

The Labor Union shall participate in the mediation to settle disputes between employees and the Company.

Article 47

The Company shall allocate labor union funds at the rate of 2% of the actual gross payroll of the employees on a monthly basis. The Labor Union of the Company shall use trade union funds in accordance with 《The management approach of union funds》formulated by All-China Federation of Trade Unions.

Chapter 12 Insurance

Article 48

All insurances of the Companies shall be insured in insurance companies registered in China. Coverage, values, term of insurances shall be decided by the Shareholder in accordance with regulations of the insurers.

Chapter 13 Duration, Termination and Liquidation

Article 49

The Duration of Operation of the Company shall be 30 years, commencing on the date of issuance of Business License.

Article 50

If the Company needs to extend its Duration of Operation, after the Shareholder makes the resolution, the Company shall submit a written application to the original exemption and approval authority and the extension shall be made after approved. In this case, procedures for registration of change shall be handled with the original registration authority.

Article 51

If the Company needs to terminate its operation at earlier time, the resolution of the shareholder shall be required and the application shall be submitted for the original exemption and approval authority for approval.

Article 52

A company shall have the right to terminate its operation according to law in one of the following cases:

1. Inability to continue operations due to majeure;
2. Inability to continue operations due to sustaining losses for successive years;
3. The Shareholder fails to make its capital contributions within the time limit.

Article 53

Upon expiration and early termination of the Company, the Shareholder shall give the procedures, principles for liquidation and nomination of the liquidation committee, and then set up the liquidation committee conduct liquidation of the assets of the Company.

Article 54

The liquidation committee's tasks are: to conduct all-around checkup to the properties, creditor's rights, debts of the Company, prepare balance sheet and property inventory, which shall be implemented after approved by the Shareholder.

Article 55

During liquidation, the liquidation committee shall bring actions or respond to actions on behalf of the Company.

Article 56

Priority shall be given to payment of liquidation expenses and remuneration to members of the liquidation committee from the existing properties of the Company.

Article 57

Upon expiration and early termination of the Company, the Company shall conduct liquidation according to the net book value in accordance with laws and regulations, The book balance after liquidation shall be used to repay the debts and liquidation expenses first. All material objects, funds and interests shall be vested in the Shareholder.

Article 58

Upon completion of liquidation, the Company shall submit a report to the original examination and approval authority and handle the procedures for registration of change with the original registration authority. The business license shall be returned and announcement shall be made to the public.

Article 59

After cancellation of the Company, all account books shall be kept and maintained by the Shareholders.

Chapter 14 Governing Law

Article 60

The formation of these Company charter, its validity, interpretation, execution and settlement of disputes shall be governed by the related laws of the People's Republic of China.

Chapter 15 Rules and Regulations

Article 61

The rules and regulations formulated by Company through the Shareholder shall include:

1. Regulations on operation management, including the powers and functions of the managerial branches and its working rules and procedures;
2. Regulations on the employees;
3. System of labor and salary;
4. System of work attendance record, promotion and awards and penalty for the employees;
5. Detailed rules of staff and worker's welfare;
6. Financial regulations;
7. Liquidation procedures upon liquidation of the Company
8. Other necessary rules and regulations

Chapter 16 Supplementary Provisions

Article 62

The amendment to these Company charter shall be agreed and decided by the shareholder and submitted to the original examining and approving authority for approval.

Article 63

These Company charter shall be written in Chinese.

Article 64

The Company undertakes that all documents rendered by us are authentic, complete, legal and valid. In case of any other problems arise, the Company shall be liable for all consequences. In case any discrepancy between any provision the contract, company charter, application forms and those of annexes and laws, rules and regulations of the State, the laws, rules and regulations of the State shall be prevail.

Article 65

These Company charter shall come into effect and be amended upon the approval Beijing Commercial Bureau.

[None Text following]

Shareholder: Hong Kong, China

Rise and Grow Limited.

Legal Representative and Authorized Person:

Gao De Lu (Signature)

Date: August 28, 2007